CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms (“Auditors”)” and “Representations and Warranties” (paragraph 4.1(f) of the Agreement and Plan of Reorganization) included in the Prospectus/Proxy Statement that forms part of the Registration Statement on Form N-14 of Scudder Cash Investment Trust (File No. 333-125562) (the “Registration Statement”) and to the references to us included in Cash Reserves Fund’s Prospectus and Statement of Additional Information dated December 1, 2004, as revised from time to time, which are incorporated by reference into the Registration Statement, and to the incorporation by reference into the Registration Statement of our report dated November 19, 2004 on the financial statements and financial highlights of Cash Reserves Fund included in the Annual Report dated September 30, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 27, 2005